Exhibit 4.14

ENGINE MEDIA HOLDINGS, INC.

(formerly Torque Esports Corp.)

Interim Condensed Consolidated Financial Statements

For the Three and Six Months Ended

February 28, 2021 and February 29, 2020

(Expressed in United States Dollars)

(Unaudited)

Engine Media Holdings, Inc. (formerly Torque Esports Corp.)

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL REPORTING

The accompanying unaudited interim condensed consolidated financial statements of Engine Media Holdings Inc. (formerly Torque Esports Corp.) (the “Company”) are the responsibility of management and the Board of Directors.

The unaudited interim condensed consolidated financial statements have been prepared by management, on behalf of the Board of Directors, in accordance with the accounting policies disclosed in the notes to the unaudited interim condensed consolidated financial statements. Where necessary, management has made informed judgments and estimates in accounting for transactions which were not complete at the statement of financial position date. In the opinion of management, the unaudited interim condensed consolidated financial statements have been prepared within acceptable limits of materiality and are in accordance with International Accounting Standard 34 - Interim Financial Reporting using accounting policies consistent with International Financial Reporting Standards appropriate in the circumstances.

Management has established processes, which are in place to provide it with sufficient knowledge to support management representations that it has exercised reasonable diligence in that (i) the unaudited interim condensed consolidated financial statements do not contain any untrue statement of material fact or omit to state a material fact required to be stated or that is necessary to make a statement not misleading in light of the circumstances under which it is made, as of the date of, and for the periods presented by, the unaudited interim condensed consolidated financial statements and (ii) the unaudited interim condensed consolidated financial statements fairly present in all material respects the financial condition, results of operations and cash flows of the Company, as of the date of and for the periods presented by the unaudited interim condensed consolidated financial statements.

The Board of Directors are responsible for reviewing and approving the unaudited interim condensed consolidated financial statements together with other financial information of the Company and for ensuring that management fulfills its financial reporting responsibilities. The Company’s Audit Committee assists the Board of Directors in fulfilling this responsibility. The Audit Committee meets with management to review the financial reporting process and the unaudited interim condensed consolidated financial statements together with other financial information of the Company. The Audit Committee reports its findings to the Board of Directors for its consideration in approving the unaudited interim condensed consolidated financial statements together with other financial information of the Company for issuance to the shareholders.

Management recognizes its responsibility for conducting the Company’s affairs in compliance with established financial standards, and applicable laws and regulations, and for maintaining proper standards of conduct for its activities.

NOTICE TO READER

The Audit Committee, in consultation with management of the Company, has determined that the Company’s previously filed unaudited condensed consolidated interim financial statements and management’s discussion and analysis for the three and six months ended February 28, 2021 and February 29, 2020 required restating to correct content and disclosure deficiencies related to the following items:

1.	Accounting for finder’s warrants issued in private placements within contributed surplus – Adjustments resulted in a decrease to warrant liability of $918,476, increase in contributed surplus of $770,563 and decrease in change in fair value of warrant liability (decrease of expense) of $147,913.
2.	Accounting for investment in One Up to move from investment in associate to investment at FVTPL – Adjustments resulted in reclass of investment in One Up out of investment in associate and into investment at FVTPL along with a $181,120 increase to the carrying value, decrease in share of net loss of associate of $81,159 and an increase in gain on retained interest in former associate of $99,961.
3.	Accounting for share issuance costs incurred in the private placements – Adjustments resulted in increase to share capital of $582,333 and increase to transaction costs of $582,333.

The previously filed financial statements and management’s discussion and analysis for the financial periods were originally filed by the Company on SEDAR on May 3, 2021.

Each of the Restated Unaudited Condensed Consolidated Interim Financial Statements and Restated MD&A for the three and six months ended February 28, 2021 and February 29, 2020 replaces and supersedes the respective previously filed original financial statements and related Management’s Discussion and Analysis. There have been no other changes. This notice supersedes the previously filed version.

Engine Media Holdings, Inc. (formerly Torque Esports Corp.) Interim Condensed Consolidated Statements of Financial Position (Unaudited) (Expressed in United States Dollars)

	Note	February 28, 2021	August 31, 2020
		$	$

ASSETS
Current
Cash and cash equivalents		22,761,881	5,243,278
Restricted cash	13	321,129	388,587
Accounts and other receivables	6	5,026,111	3,845,890
Government remittances		953,844	1,125,912
Publisher advance, current	6	1,765,126	-
Prepaid expenses and other		1,156,415	1,571,806
		31,984,506	12,175,473

Publisher advance, non-current	6	3,093,519	-
Investment in associate	7	-	2,052,008
Investment at FVTPL	7	2,048,039	-
Property and equipment	8	376,095	409,389
Goodwill	9	18,816,371	18,785,807
Intangible assets	10	13,558,456	19,442,322
Right-of-use assets	11	467,913	550,478
		38,360,393	41,240,004
		70,344,899	53,415,477

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

Engine Media Holdings, Inc. (formerly Torque Esports Corp.) Interim Condensed Consolidated Statements of Financial Position (Cont’d) (Unaudited) (Expressed in United States Dollars)

	Note	February 28, 2021	August 31, 2020
		$	$
LIABILITIES
Current
Accounts payable and accrued liabilities		15,804,476	17,144,346
Players liability account	13	321,129	388,587
Deferred revenue		1,289,338	553,395
Lease obligation, current	12	194,558	185,671
Line of credit	14	-	4,919,507
Long-term debt, current	16	98,992	97,702
Promissory notes payable	14	1,340,840	3,818,920
Deferred purchase consideration		-	333,503
Warrant liability	17	31,420,496	14,135,321
Contingent performance share obligation, current	23	-	262,067
		50,469,829	41,839,019

Convertible debt	15	14,276,107	10,793,459
Lease obligation, non-current	12	287,753	386,477
Long-term debt, non-current	16	44,996	133,230
		14,608,856	11,313,166
		65,078,685	53,152,185

SHAREHOLDERS’ EQUITY (DEFICIENCY)
Share capital	18	107,136,725	69,380,807
Shares to be issued		-	1,059,214
Contributed surplus		5,785,755	4,034,323
Foregin currency translation reserve		(2,338,874)	(2,334,275)
Deficit		(105,473,107)	(72,094,162)
		5,110,499	45,907
Non-controlling interest		155,715	217,385
		5,266,214	263,292
		70,344,899	53,415,477
Going concern	1
Commitments and contingencies	22
Subsequent events	27

Approved on Behalf of Board:	“Larry Rutkowski”	“Lou Schwartz”
	Director	Director

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

Engine Media Holdings, Inc. (formerly Torque Esports Corp.) Interim Condensed Consolidated Statements of Loss and Comprehensive Loss (Unaudited) (Expressed in United States Dollars)

		For the three months ended		For the six months ended
	Note	Feb. 28, 2021	Feb. 29, 2020	Feb. 28, 2021	Feb. 29, 2020
CONTINUING OPERATIONS		$	$	$	$
REVENUE
Games development		688,473	426,835	1,188,428	959,696
Sponsorship, tournament and event income		133,942	26,693	183,774	26,957
Platform revenue		1,444,934	120,339	2,881,931	261,621
Advertising revenue		6,005,573	-	11,458,043	-
Professional services		114,958	50,128	142,095	183,969
		8,387,880	623,995	15,854,271	1,432,243
EXPENSES
Salaries and wages		4,769,052	1,342,621	8,546,528	2,469,781
Consulting		800,471	1,035,101	1,696,423	1,535,751
Professional fees		442,055	226,023	1,127,907	562,053
Revenue sharing expense		5,117,302	-	9,608,729	-
Sponsorships and tournaments		87,247	35,530	451,476	35,530
Advertising and promotion		515,704	243,097	1,375,530	1,367,442
Office and general		621,054	572,421	1,326,873	852,705
Technology expenses		645,803	88,239	1,226,657	101,589
Amortization and depreciation	8, 10, 11	1,530,784	637,201	2,946,924	1,228,392
Share-based payments	19, 20	689,995	5,800	1,778,633	16,914
Interest expense		572,478	249,061	980,567	523,538
(Gain) loss on foreign exchange		139,994	113,821	102,745	284,146
Change in fair value of contingent consideration		-	82,215	-	82,215
Loss (gain) on extinguishment of debt		2,428,900	(927)	2,428,900	(927)
Gain on retained interest in former associate		(99,961)	-	(99,961)	-
Transaction costs	18	582,333	-	582,333	-
Change in fair value of warrant liability	17	10,374,703	(502,438)	5,614,927	1,131,886
Change in fair value of convertible debt	15	6,539,904	(2,048,169)	7,863,649	(1,243,644)
		35,757,818	2,079,596	47,558,840	8,947,371
ASSOCIATES
Share of net loss of associate		37,244	-	103,930	-
Net loss for the period before taxes		(27,407,182)	(1,455,601)	(31,808,499)	(7,515,128)
Deferred income taxes		-	-	-	-
		(27,407,182)	(1,455,601)	(31,808,499)	(7,515,128)
DISCONTINUED OPERATIONS
Loss on disposal of Motorsports		-	-	(678,931)	-
Discontinued operations	23	(2,970)	(1,093,879)	(953,185)	(3,120,643)
Net loss for the period		(27,410,152)	(2,549,480)	(33,440,615)	(10,635,771)

Net loss attributable to non-controlling interest		30,640	42,209	61,670	77,309
Net loss attributable to owners of the Company		(27,379,512)	(2,507,271)	(33,378,945)	(10,558,462)

OTHER COMPREHENSIVE LOSS
Items that may be reclassified subsequently to profit or loss
Foreign currency translation differences		(138,444)	295,914	(4,599)	(211,939)
Comprehensive loss for the period		(27,517,956)	(2,211,357)	(33,383,544)	(10,770,401)
EARNINGS PER SHARE
Basic and diluted earnings per share - continuing operations	5	(2.71)	(1.81)	(3.57)	(15.29)
Basic and diluted earnings per share - discontinued operations	5	(0.00)	(1.40)	(0.18)	(6.42)
Basic and diluted earnings per share	5	(2.71)	(3.21)	(3.75)	(21.71)
Weighted average number of shares outstanding	5	10,095,276	781,119	8,890,974	486,430

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

Engine Media Holdings, Inc. (formerly Torque Esports Corp.) Interim Condensed Consolidated Statements of Shareholders’ Equity (Deficiency) (Unaudited) (Expressed in United States Dollars)

	Share capital: Number	Share capital: Amount	Shares to be issued	Contributed surplus	Foregin currency translation reserve	Deficit	Total equity before non-controlling interest	Non-controlling interest	Total equity
	#	$	$	$	$	$	$	$	$
Balance, as at August 31, 2019	156,440	29,613,406	760,216	2,753,037	(1,333,172)	(39,754,120)	(7,960,633)	293,451	(7,667,182)
Share-based payments	-	-	-	16,914	-	-	16,914	-	16,914
Convertible debt conversion	435,068	1,170,060	-	-	-	-	1,170,060	-	1,170,060
Common shares issued on private placement, net of costs	58,133	592,028	-	-	-	-	592,028	-	592,028
Common shares issued on exercise of warrants	625	5,437	-	-	-	-	5,437	-	5,437
Common shares issued on acquisition of UMG	288,561	3,965,823	-	51,027	-	-	4,016,850	-	4,016,850
Non-controlling interest in subsidiary	-	-	-	80,834	-	-	80,834	-	80,834
Net loss for the period	-	-	-	-	-	(10,558,462)	(10,558,462)	(77,309)	(10,635,771)
Foreign currency translation differences	-	-	-	-	(211,939)	-	(211,939)	-	(211,939)
Balance, as at February 29, 2020	938,827	35,346,754	760,216	2,901,812	(1,545,111)	(50,312,582)	(12,848,911)	216,142	(12,632,769)

Balance, as at August 31, 2020	7,746,136	69,380,807	1,059,214	4,034,323	(2,334,275)	(72,094,162)	45,907	217,385	263,292
Share-based payments	-	-	-	1,778,633	-	-	1,778,633	-	1,778,633
Shares issued on vesting of RSUs	142,610	970,366	-	(790,366)	-	-	180,000	-	180,000
Convertible debt conversion	1,542,184	11,911,875	-	-	-	-	11,911,875	-	11,911,875
Common shares issued on private placement, net of costs	4,435,433	24,225,901	-	770,563	-	-	24,996,464	-	24,996,464
EB bonus shares	6,666	54,061	-	-	-	-	54,061	-	54,061
Shares for debt	40,000	226,556	-	-	-	-	226,556	-	226,556
Common shares issued on exercise of warrants	37,991	367,159	-	-	-	-	367,159	-	367,159
Disposal of Motorsports	-	-	(1,059,214)	-	-	-	(1,059,214)	-	(1,059,214)
Non-controlling interest in subsidiary	-	-	-	(7,398)	-	-	(7,398)	-	(7,398)
Net loss for the period	-	-	-	-	-	(33,378,945)	(33,378,945)	(61,670)	(33,440,615)
Foreign currency translation differences	-	-	-	-	(4,599)	-	(4,599)	-	(4,599)
Balance, as at February 28, 2021	13,951,020	107,136,725	-	5,785,755	(2,338,874)	(105,473,107)	5,110,499	155,715	5,266,214

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

Engine Media Holdings, Inc. (formerly Torque Esports Corp.) Interim Condensed Consolidated Statements of Cash Flows (Unaudited) (Expressed in United States Dollars)

	For the six months ended
	Feb. 28, 2021	Feb. 29, 2020
	$	$
OPERATING ACTIVITIES
Net loss for the period before non-controlling interest	(33,440,615)	(10,635,771)
Items not affecting cash:
Amortization and depreciation	3,148,259	1,232,630
Loss on disposal of Motorsports	678,931	-
Loss on disposal of P&E	9,767	-
Loss (gain) on extinguishment of debt	2,428,900	(927)
Gain on retained interest in former associate	(99,961)	-
Transaction costs	582,333	-
Share of net loss of associate	103,930	-
Change in fair value of warrant liability	5,614,927	1,131,886
Change in fair value of convertible debt	7,863,649	(1,161,429)
Unrealized foreign exchange gain	-	(69,740)
Accretion of debt	99,231	-
Share-based payments	1,778,633	16,914
	(11,232,016)	(9,486,437)
Changes in non-cash working capital:
Restricted cash	67,458	(13,109)
Accounts and other receivables	(1,205,489)	49,486
Government remittances	146,973	66,584
Publisher advance	(4,858,645)	-
Prepaid expenses and other	391,278	255,664
Accounts payable and accrued liabilities	111,237	2,620,500
Players liability account	(67,458)	2,506
Deferred revenue	735,943	311,515
	(4,678,703)	3,293,146
	(15,910,719)	(6,193,291)
INVESTING ACTIVITIES
Purchase of property and equipment	(90,013)	(98,786)
Bank indebtedness acquired on acquisition of UMG	-	(71,925)
Investment in Allinsports	-	270,000
Acquisition of intangible assets	-	(54,680)
Cash from disposal of Motorsports	24,348	-
	(65,665)	44,609
FINANCING ACTIVITIES
Net proceeds from issuance of Units	31,017,374	592,028
Proceeds from issuance of convertible debentures	4,901,393	-
Net proceeds (payments) from promissory notes payable	(2,478,080)	3,160,302
Proceeds from exercise of warrants	258,156	3,542
Payments on lease financing	(109,875)	-
Payments on long-term debt	(107,967)	(45,158)
	33,481,001	3,710,714
Impact of foreign exchange on cash	13,986	-
Change in cash and cash equivalents	17,518,603	(2,437,968)

Cash and cash equivalents, beginning of period	5,243,278	2,827,014
Cash and cash equivalents, end of period	22,761,881	389,046

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

Engine Media Holdings, Inc.

(formerly Torque Esports Corp.)

Notes to the Interim Condensed Consolidated Financial Statements

For the three and six months ended February 28, 2021 (Unaudited)

(Expressed in United States Dollars)

1.	Corporate information and going concern

(a)	Corporate information

The Company focuses on accelerating new, live, immersive esports and interactive gaming experiences for consumers through its partnerships with traditional and emerging media companies and providing online interactive technology and monetization services.

On August 13, 2020, the Company consolidated its shares on the basis of 15 pre-consolidation shares for every 1 post-consolidation share. Current and comparative disclosure has been amended to reflect this share consolidation.

Pursuant to shareholder approval at the July 15, 2020 shareholders’ meeting, effective August 13, 2020, the Company changed its name to Engine Media Holdings, Inc. The Company’s common shares trade on the TSX Venture Exchange under the trading symbol GAME.V and OTCQB under the trading symbol MLLLF.

(b)	Going concern

These interim condensed consolidated financial statements have been prepared on a going concern basis, which contemplates that the Company will be able to realize its assets and discharge its liabilities in the normal course of business. Accordingly, they do not give effect to adjustments that would be necessary should the Company be unable to continue as a going concern, and therefore be required to realize its assets and liquidate its liabilities and commitments in other than the normal course of business and at amounts different from those in the accompanying consolidated financial statements. Such adjustments could be material. It is not possible to predict whether the Company will be able to raise adequate financing or to ultimately attain profit levels of operations.

The Company has not yet realized profitable operations and has incurred significant losses to date resulting in a cumulative deficit of $105,473,107 as of February 28, 2021 (August 31, 2020 – $72,094,162). The recoverability of the carrying value of the assets and the Company’s continued existence is dependent upon the achievement of profitable operations, or the ability of the Company to raise alternative financing, if necessary. While management has been historically successful in raising the necessary capital (Note 18), it cannot provide assurance that it will be able to execute on its business strategy or be successful in future financing activities.

As of February 28, 2021, the Company had a working capital deficiency of $18,485,323 (August 31, 2020 – working capital deficiency of $29,663,546) which is comprised of current assets less current liabilities. Excluding non-cash warrant liability, the Company had a working capital surplus of $12,935,173 (August 31, 2020 – working capital deficiency of $15,528,225). The Company also faced uncertain future impacts from COVID-19 (Note 3(b)).

These conditions indicate the existence of material uncertainties that cast significant doubt about the Company’s ability to continue as a going concern. Changes in future conditions could require material write downs of the carrying values of goodwill and other long-lived intangibles.

Engine Media Holdings, Inc.

(formerly Torque Esports Corp.)

Notes to the Interim Condensed Consolidated Financial Statements

For the three and six months ended February 28, 2021 (Unaudited)

(Expressed in United States Dollars)

2.	Statement of compliance and basis of presentation

(a)	Statement of compliance

These unaudited interim condensed consolidated financial statements have been prepared in accordance with International Accounting Standard 34, Interim Financial Reporting. Accordingly, they do not include all of the information required for full annual financial statements required by International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and interpretations issued by the International Financial Reporting Interpretations Committee (“IFRIC”).

These unaudited interim condensed consolidated financial statements were authorized for issuance by the Board of Directors of the Company on June 9, 2021 and should be read in conjunction with the Company’s audited consolidated financial statements for the year ended August 31, 2020.

(b)	Basis of consolidation

The unaudited interim condensed consolidated financial statements comprise the accounts of the Company and its controlled subsidiaries. The financial statements of subsidiaries are included in the unaudited interim condensed consolidated financial statements from the date that control commences until the date that control ceases. Unaudited interim condensed consolidated financial statements are prepared using uniform accounting policies for like transactions and other events in similar circumstances.
The Company’s subsidiaries are as follows:

Name of Subsidiary	Country of Incorporation	Ownership Percentage	Functional Currency
PGL Consulting Services Inc.	Canada	100%	US Dollar
Pro Gaming League Inc.	Canada	100%	US Dollar
Pro Gaming League Nevada Inc.	USA	100%	US Dollar
Millennial Esports California Corp.	USA	100%	US Dollar
Stream Hatchet S.L.	Spain	100%	Euro
Eden Games S.A.	France	96%	Euro
Frankly Media LLC	USA	100%	US Dollar
WinView, Inc.	USA	100%	US Dollar
UMG Media Ltd.	Canada	100%	Canadian Dollar

All transactions and balances between the Company and its subsidiaries are eliminated on consolidation, including unrealized gains and losses on transactions between companies. Unrealized gains arising from transactions with equity accounted investees are eliminated against the investment to the extent of the Company’s interest in the investee. Unrealized losses are eliminated in the same way as unrealized gains, but only to the extent that there is no evidence of impairment.

Non-controlling interests are measured initially at their proportionate share of the acquiree’s identifiable net assets at the date of acquisition. Changes in the Group’s interest in a subsidiary that do not result in a loss of control are accounted for as equity transactions.

Engine Media Holdings, Inc.

(formerly Torque Esports Corp.)

Notes to the Interim Condensed Consolidated Financial Statements

For the three and six months ended February 28, 2021 (Unaudited)

(Expressed in United States Dollars)

2.	Statement of compliance and basis of presentation (cont’d)

(c)	Basis of presentation

These unaudited interim condensed consolidated financial statements have been prepared on a historical cost basis, except for financial instruments which are measured at fair value. In addition, these interim condensed consolidated financial statements have been prepared using the accrual basis of accounting except for cash flow information.

In the preparation of these interim condensed consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the period. Actual results could differ from these estimates.

(d)	Foreign currency translation

The functional currency of the Company is the US Dollar (“USD). The functional currencies of the Company’s subsidiaries are disclosed in Note 2(b). The presentation currency of the interim condensed consolidated financial statements is the US Dollar (“USD”).

(e)	Expense reclassifications

For comparability, certain amounts for the three and six months ended February 29, 2020 have been reclassified to conform with classifications adopted for the year ended August 31, 2020. With the significant acquisitions of UMG, Media Ltd. (UMG), Frankly Inc. (Frankly) and WinView, Inc. (WinView) during fiscal 2020, many of the prior expense classifications for the three and six months ended February 29, 2020 did not best represent the nature of the ongoing business. These reclassifications had no effect on net loss or shareholders’ equity (deficiency).

(f)	Income taxes

The Company had no income tax expense for the three and six months ended February 28, 2021 and February 29. 2020. As of February 28, 2021, deferred tax assets have not been recognized because it has not been determined as probable that future taxable profit will be available against which the Company can utilize the benefits therefrom.

3.	Significant judgments, estimates and assumptions

The preparation of these interim condensed consolidated financial statements requires management to make judgments and estimates and form assumptions that affect the reported amounts of assets and liabilities at the date of the interim condensed consolidated financial statements and reported amounts of revenues and expenses during the reporting period. Such estimates primarily relate to unsettled transactions and events as of the date of the interim condensed consolidated financial statements.

On an ongoing basis, management evaluates its judgments and estimates in relation to assets, liabilities, revenues, and expenses. Management uses historical experience and various other factors it believes to be reasonable under the given circumstances as the basis for its judgments and estimates. Actual outcomes may differ from these estimates under different assumptions and conditions. Significant estimates and judgments made by management in the preparation of these interim condensed consolidated financial statements are outlined below.

Engine Media Holdings, Inc.

(formerly Torque Esports Corp.)

Notes to the Interim Condensed Consolidated Financial Statements

For the three and six months ended February 28, 2021 (Unaudited)

(Expressed in United States Dollars)

3.	Significant judgments, estimates and assumptions (cont’d)

The assessment of the Company’s ability to execute its strategy by funding future working capital requirements involves judgment. Estimates and assumptions are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. There is a material uncertainty regarding the Company’s ability to continue as a going concern.

(a)	Significant estimates and critical judgments

Information about significant estimates and critical judgements in applying accounting policies that have the most significant effect on the amounts recognized in the interim condensed consolidated financial statements is included in the following notes:

Note 1	Going concern;
Note 26	Expected credit losses;
Note 17	Valuation of warrant liability;
Notes 9 and 10	Goodwill and intangible assets;
Notes 19 and 20	Valuation of share-based payments;
Note 15	Valuation of convertible debt; and
Note 22	Contingencies.

(b)	Uncertainty about the effects of COVID-19

In December 2019, a novel strain of coronavirus (“COVID-19”) emerged and has since extensively impacted global health and the economic environment. To contain the spread of COVID-19, domestic and international governments around the world enacted various measures, including orders to close all businesses not deemed “essential,” quarantine orders for individuals to stay in their homes or places of residence, and to practice social distancing when engaging in essential activities. It is anticipated that these actions and the global health crisis caused by COVID-19 will continue to negatively impact many business activities and financial markets across the globe.

The fact that our business has increasingly shifted to digital channels, we have increased flexibility as we navigate through the uncertain environment and near-term implications of the COVID-19 pandemic. The impact of the pandemic on our business has been mixed thus far. While we have seen some increase in demand for our digital products and services, however, this demand has been more than offset by reduction in spending by our customers.

In an effort to protect the health and safety of our employees, the majority of our workforce is currently working from home and we have placed restrictions on non-essential business travel. We have implemented business continuity plans and have increased support and resources to enable our employees to work remotely and thus far our business has been able to operate with minimal disruption.

The global COVID-19 pandemic remains a rapidly evolving situation. We will continue to actively monitor the developments of the pandemic and may take further actions that could alter our business operations as may be required by federal, state, local, or foreign authorities, or that we determine are in the best interests of our employees, customers, partners and shareholders. It is not clear what effects any such potential actions may have on our business, including the effects on our employees, players and consumers, customers, partners, development and content pipelines, our reputation, financial condition, results of operations, revenue, cash flows, liquidity or stock price.

Engine Media Holdings, Inc.

(formerly Torque Esports Corp.)

Notes to the Interim Condensed Consolidated Financial Statements

For the three and six months ended February 28, 2021 (Unaudited)

(Expressed in United States Dollars)

4.	Significant accounting policies

(a)	Future accounting pronouncements

The following standards have not yet been adopted and are being evaluated to determine their impact on the Company:

IFRS 10 – Consolidated Financial Statements (“IFRS 10”) and

IAS 28 – Investments in Associates and Joint Ventures (“IAS 28”)

IFRS 10 and IAS 28 were amended in September 2014 to address a conflict between the requirements of IAS 28 and IFRS 10 and clarify that in a transaction involving an associate or joint venture, the extent of gain or loss recognition depends on whether the assets sold or contributed constitute a business. The effective date of these amendments is yet to be determined; however early adoption is permitted. The Company has not assessed the effect of these pronouncements on its consolidated financial statements.

Other accounting standards or amendments to existing accounting standards that have been issued but have future effective dates are either not applicable or the Company is still assessing what the impact will be to the Company’s financial statements.

5.	Net income (loss) per share

Basic net income (loss) per share is calculated using the weighted-average number of common shares outstanding during each period. Diluted net income (loss) per share assumes the conversion, exercise or issuance of all potential common share equivalents unless the effect is to reduce the loss or increase the income per share. For purposes of this calculation, stock options, warrants and RSU’s are considered to be potential common shares and are only included in the calculation of diluted net income (loss) per share when their effect is dilutive.

Due to the net loss incurred during the three and six months ended February 28, 2021 and February 29, 2020, all outstanding options, restricted share units and warrants were excluded from diluted weighted-average common shares outstanding as their effect was anti-dilutive.

Weighted average common shares outstanding for the three and six months ended February 28, 2021 were 10,095,276 and 8,890,974, respectively (February 29, 2020 – 781,119 and 486,430, respectively).

Engine Media Holdings, Inc.

(formerly Torque Esports Corp.)

Notes to the Interim Condensed Consolidated Financial Statements

For the three and six months ended February 28, 2021 (Unaudited)

(Expressed in United States Dollars)

6.	Accounts, other receivables, and customer advance

(a)	Accounts and other receivables

The Company’s accounts and other receivables are comprised of the following:

	February 28, 2021	August 31, 2020
	$	$

Trade accounts receivable	5,919,455	4,690,922
Other receivables	51,480	29,406
Allowance for doubtful accounts	(944,824)	(874,438)
	5,026,111	3,845,890

A continuity of the Company’s allowance for doubtful accounts is as follows:

	February 28, 2021	February 29, 2020
	$	$

Alowance for doubtful accounts, beginning of period	(874,438)	-
Provision, bad debt expense	(72,636)	-
Writeoffs	2,250	-
Alowance for doubtful accounts, end of period	(944,824)	-

(b)	Publisher advance

On February 7, 2021, the Company’s subsidiary Frankly Media LLC, amended its commercial agreement with its largest publisher, which secured a long-term extension. One of the key terms of the amended agreement required the Company to advance $6 million of revenue sharing payments to the publisher under the following schedule:

(i)	$4 million within one day of execution of the amendment;
(ii)	$1 million on or before February 28, 2021; and
(iii)	$1 million on or before March 31, 2021.

The advance is to be recouped through additional withholding on future advertising revenue share payments made to the publisher, beyond Frankly’s share, and is effective for amounts billed for periods February 1, 2021 forward.

As of February 28, 2021, $5 million had been advanced to the publisher and $141,355 had been recouped through the process explained above. As of February 28, 2021, a net amount of $4,858,645 was outstanding on the advance.

The breakout of the publisher advance into current and non-current portions is based on an estimate of advertising billings over the next twelve months and the resulting additional withholding on the related advertising revenue share payments.

Engine Media Holdings, Inc.

(formerly Torque Esports Corp.)

Notes to the Interim Condensed Consolidated Financial Statements

For the three and six months ended February 28, 2021 (Unaudited)

(Expressed in United States Dollars)

7.	Investment in associate and investment at FVTPL

	Investment in associate	Investment in affiliate
	$

Balance, August 31, 2020	2,052,008	-
Share of loss in One Up	(103,930)	-
Discontinue use of equity method on retained interest in former associate	(1,948,078)	2,048,039
Balance, February 28, 2021	-	2,048,039

On August 25, 2020, the Company acquired a 20.48% interest in One Up Group, LLC (“One Up”). One Up operates a mobile app which allows gamers to organize and play one-on-one matches with other gamers and compete for money. The Company believes there will be synergies with the WinView business.

The Company accounted for this investment as an investment in associate under the equity method from acquisition through January 5, 2021. The Company’s equity in the loss of One Up for the period from September 1, 2020 to January 5, 2021 amounted to $103,930.

On January 5, 2021, the Company’s interest in One Up was reduced to 18.62% as a result of One Up closing a financing round. In accordance with IAS 28, the Company discontinued the use of the equity method on January 5, 2021, the date at which its investment ceased being an associate. The difference between the fair value of the Company’s retained interest in One Up and it’s carrying value on January 5, 2021 amounted to $99,961, which is recognized as a gain on retained interest in former associate on the Company’s statement of loss and comprehensive loss.

8.	Property and equipment

Cost	Leasehold improvements	Computer equipment	Furniture and fixtures	Total
	$	$	$	$

August 31, 2019	54,465	209,126	123,298	386,889
Acquisition of UMG	166,193	116,668	30,761	313,622
Additions	-	-	98,786	98,786
Foreign exchange	-	(17,566)	(13,626)	(31,192)
February 29, 2020	220,658	308,228	239,219	768,105

August 31, 2020	221,653	486,340	173,091	881,084
Additions	-	74,598	15,415	90,013
Disposals	-	(9,767)	-	(9,767)
Disposal of Motorsports	(2,631)	(47,645)	(18,118)	(68,394)
Foreign exchange	-	2,660	(162)	2,498
February 28, 2021	219,022	506,186	170,226	895,434

Engine Media Holdings, Inc.

(formerly Torque Esports Corp.)

Notes to the Interim Condensed Consolidated Financial Statements

For the three and six months ended February 28, 2021 (Unaudited)

(Expressed in United States Dollars)

8.	Property and equipment (cont’d)

Accumulated depreciation	Leasehold improvements	Computer equipment	Furniture and fixtures	Total
	$	$	$	$

August 31, 2019	51,847	181,089	68,700	301,636
Depreciation	4,247	4,510	63,538	72,295
Foreign exchange	-	(11,110)	(7,911)	(19,021)
February 29, 2020	56,094	174,489	124,327	354,910

August 31, 2020	57,517	307,508	106,670	471,695
Depreciation	2,214	50,531	13,142	65,887
Disposal of Motorsports	-	(11,068)	(9,910)	(20,978)
Foreign exchange	59	2,639	37	2,735
February 28, 2021	59,790	349,610	109,939	519,339

Net book value	Leasehold improvements	Computer equipment	Furniture and fixtures	Total
	$	$	$	$

August 31, 2020	164,136	178,832	66,421	409,389
February 28, 2021	159,232	156,576	60,287	376,095

9.	Goodwill

	February 28, 2021	February 29, 2020
	$	$

Balance, beginning of period	18,785,807	651,354
Acquisition of UMG	-	3,441,021
Impairment	-	-
Effect of foreign exchange	30,564	(459)
Balance, end of period	18,816,371	4,091,916

Engine Media Holdings, Inc.

(formerly Torque Esports Corp.)

Notes to the Interim Condensed Consolidated Financial Statements

For the three and six months ended February 28, 2021 (Unaudited)

(Expressed in United States Dollars)

10.	Intangible assets

Cost	Patents	Application Platforms	Software	Brand	Customer Lists and Contracts	Total
	$	$	$	$	$	$

August 31, 2019	-	760,323	5,055,798	1,662,993	477,592	7,956,706
Acquisition of UMG	-	846,000	-	288,946	333,704	1,468,650
Additions	-	-	54,680	-	-	54,680
Foreign exchange	-	3,890	40,665	3,055	822	48,432
February 29, 2020	-	1,610,213	5,151,143	1,954,994	812,118	9,528,468

August 31, 2020	9,430,265	1,322,802	10,763,975	2,310,475	3,671,954	27,499,471
Disposal of Motorsports	-	-	(3,598,869)	(201,627)	(222,650)	(4,023,146)
Foreign exchange	-	22,001	349,861	109,143	4,149	485,154
February 28, 2021	9,430,265	1,344,803	7,514,967	2,217,991	3,453,453	23,961,479

Accumulated amortization	Patents	Application Platforms	Software	Brand	Customer Lists and Contracts	Total
	$	$	$	$	$	$

August 31, 2019	-	628,277	2,634,338	673,302	296,061	4,231,978
Amortization	-	72,953	839,418	154,307	35,447	1,102,125
Foreign exchange	-	3,214	13,826	1,237	510	18,787
February 29, 2020	-	704,444	3,487,582	828,846	332,018	5,352,890

August 31, 2020	628,684	793,041	4,909,000	1,077,491	648,933	8,057,149
Amortization	943,026	104,273	1,377,922	249,007	324,170	2,998,398
Disposal of Motorsports	-	-	(532,412)	(201,627)	(222,650)	(956,689)
Foreign exchange	-	18,157	316,406	51,573	(81,971)	304,165
February 28, 2021	1,571,710	915,471	6,070,916	1,176,444	668,482	10,403,023

Engine Media Holdings, Inc.

(formerly Torque Esports Corp.)

Notes to the Interim Condensed Consolidated Financial Statements

For the three and six months ended February 28, 2021 (Unaudited)

(Expressed in United States Dollars)

10.	Intangible assets (cont’d)

Net book value	Patents	Application Platforms	Software	Brand	Customer Lists and Contracts	Total
	$	$	$	$	$	$

August 31, 2020	8,801,581	529,761	5,854,975	1,232,984	3,023,021	19,442,322
February 28, 2021	7,858,555	429,332	1,444,051	1,041,547	2,784,971	13,558,456

A continuity of the Company’s accumulated impairment losses for intangibles is as follows:

	February 28, 2021	February 29, 2020
	$	$

Accumulated impairment losses, beginning of period	1,739,776	1,585,474
Disposal of Motorsports	(1,697,107)	-
Effect of foreign exchange	(42,669)	81,659
Accumulated impairment losses, end of period	-	1,667,133

11.	Right-of-use assets

	February 28, 2021	February 29, 2020
	$	$

Balance, beginning of period	550,478	-
Additions to right-of-use assets on adoption of IFRS 16, September 1, 2019	-	234,215
Acquisition of UMG	-	388,996
Depreciation	(83,974)	(64,566)
Effect of foreign exchange	1,409	-
Balance, end of period	467,913	558,645

Right of use assets consist primarily of leases for corporate office facilities and are amortized on a monthly basis over the term of the lease, or useful life, if shorter.

Engine Media Holdings, Inc.

(formerly Torque Esports Corp.)

Notes to the Interim Condensed Consolidated Financial Statements

For the three and six months ended February 28, 2021 (Unaudited)

(Expressed in United States Dollars)

12.	Lease liabilities

Lease liabilities are measured at the present value of the lease payments that were not paid at that date. The lease payments are discounted using an average interest rate of 7.75%, which is the Company’s estimated incremental borrowing rate. The continuity of the lease liabilities is presented in the table below:

	Equipment	Office lease	Total
	$	$	$

Balance, August 31, 2019	-	-	-
Additions to right-of-use assets on adoption of IFRS 16, September 1, 2019	-	234,215	234,215
Acquisition of UMG	19,770	388,996	408,766
Interest expense	146	7,060	7,206
Payments	(1,799)	(69,197)	(70,996)
Balance, February 29, 2020	18,117	561,074	579,191

	Equipment	Office lease	Total
	$	$	$

Balance, August 31, 2020	35,457	536,691	572,148
Acquired	-	-	-
Interest expense	1,078	17,507	18,585
Payments	(6,690)	(103,185)	(109,875)
Effect of foreign exchange	-	1,453	1,453
Balance, February 28, 2021	29,845	452,466	482,311

The Company’s lease obligation is classified as follows:

	Equipment	Office lease	Total
	$	$	$
As of August 31, 2020:
Less than one year	11,409	174,262	185,671
Greater than one year	24,048	362,429	386,477
Total lease obligation	35,457	536,691	572,148

As of February 28, 2021:
Less than one year	11,785	182,773	194,558
Greater than one year	18,060	269,693	287,753
Total lease obligation	29,845	452,466	482,311

13.	Players liability account

The Players liability account consists of UMG and WinView cash deposited by players, plus any prize winnings, less any fees for match game play and withdrawal requests processed to date. As of February 28, 2021, the players liability account balance is the total amount payable if all players were to request closure of their accounts. As of February 28, 2021, the players account liability and corresponding restricted cash balances were the same.

Engine Media Holdings, Inc.

(formerly Torque Esports Corp.)

Notes to the Interim Condensed Consolidated Financial Statements

For the three and six months ended February 28, 2021 (Unaudited)

(Expressed in United States Dollars)

14.	Promissory notes payable and other borrowings

(a)	Promissory notes

The Company has promissory notes with a balance of $200,000 (August 31, 2020 – $200,000) that are unsecured, due on demand, and bear interest at 18%. As of February 28, 2021, interest of $110,245 has been accrued (August 31, 2020 – $83,435).

The Company, through its WinView subsidiary, has a secured promissory note outstanding for amounts due for the provision of services by the noteholder. As of February 28, 2021, $669,710 was due under the note (August 31, 2020 – $1,527,582). The note is secured by the assets of WinView, bears interest at 8%, and is currently due. As of February 28, 2021, interest of $12,881 has been accrued on this note (August 31, 2020 – $63,612).

As of February 28, 2021, the Company, through its UMG subsidiary, has a balance of $330,000 (August 31, 2020 – $330,000) due to a former UMG shareholder. This balance was the remaining cash due for the purchase of UMG Events LLC (subsidiary of UMG Media Ltd.), is currently due, and was non-interest bearing until the due date. As of February 28, 2021, interest of $30,885 has been accrued on this note (August 31, 2020 – $nil).

(b)	Paycheck Protection Program (the “PPP”) loans

In April and May 2020, the Company entered into promissory notes (the “Notes”) with three banks. The Notes evidence loans to the Company of $1,589,559 pursuant to the PPP of the CARES Act administered by the U.S. Small Business Administration (the “SBA”). In accordance with the requirements of the CARES Act, the Company used the proceeds from the loans exclusively for qualified expenses under the PPP, including payroll costs, rent and utility costs, as further detailed in the CARES Act and applicable guidance issued by the SBA.

Interest will accrue on the outstanding balance of the Notes at a rate of 1.00% per annum. However, the Company has applied for and expects to receive forgiveness of all amounts due under the Notes.

Subject to any forgiveness granted under the PPP, the Notes are scheduled to mature in April 2022 and require 18 equal monthly payments of principal and interest beginning November 2020. However, no principal payments are due until the SBA determines whether to forgive the amounts The Notes may be prepaid at any time prior to maturity with no prepayment penalties. The Notes provide for customary events of default, including, among others, those relating to failure to make payments, bankruptcy, breaches of representations, significant changes in ownership, and material adverse effects. The Company’s obligations under the Notes are not secured by any collateral.

Upon the receipt of the proceeds of $1,589,559 from the Notes, the Company accounted for the Notes as a grant in the form of forgivable loan and recorded the amount as a deferred income liability. The liability was reduced as the Company recognized expenses which qualified for forgiveness of the loan. As of August 31, 2020, the Company had incurred greater than $1,589,559 of qualifying expenses and therefore had a remaining deferred income liability of $nil. The Company recognized the impact of the loan forgiveness as an offset against related salaries and wages expense, in the consolidated statement of loss and comprehensive loss for the year ended August 31, 2020. As of the date of this filing, two of the three PPP loans in the amount of $1,379,684 were formally forgiven.

Engine Media Holdings, Inc.

(formerly Torque Esports Corp.)

Notes to the Interim Condensed Consolidated Financial Statements

For the three and six months ended February 28, 2021 (Unaudited)

(Expressed in United States Dollars)

14.	Promissory notes payable and other borrowings (cont’d)

(c)	Frankly line of credit

On January 7, 2020, the Company’s Frankly Media LLC subsidiary (“Frankly Media”) entered an agreement with an arm’s length lender, EB Acquisition Company, LLC (the “Lender”), whereby the Lender agreed, subject to the terms and conditions thereof, to provide Frankly Media with a revolving term line of credit in the principal amount of up to $5 million (the “EB Loan”).

The EB Loan had a one-year term, extendable for a second year upon the mutual agreement of Lender and Frankly Media; and was secured by a security interest in Frankly Media’s assets, as well as a guarantee by the Company, secured against the Company’s assets.

On December 1, 2020, the EB Loan was amended (the “Amended EB Loan”). The amendment extended the maturity date by one year and added a conversion feature to $1 million of the $5 million principal outstanding. The conversion feature allowed the holder to convert $1 million into common shares of the Company at a conversion price of $11.25 per common share. On February 24, 2021, the Company extinguished the Amended EB Loan and issued the Lender a convertible debenture in the principal amount of $5 million (the “EB CD”). The EB CD is convertible into units of the Company at a conversion price of $10.25 per unit, with each unit comprised of one common share and one-half of a warrant, with each whole warrant exercisable into a common share at an exercise price of $15.00 per share for a period of three years from the issuance of the EB CD. The EB CD has a term of three years.

As of the date of Amended EB Loan, December 1, 2020, the Company has accounted for the loan as convertible debt at FVTPL. As such, the Amended EB Loan was recognized within convertible debt (Note 15).

The carrying value of the line of credit as of February 28, 2021 was $nil (August 31, 2020 – $4,919,507).

15.	Convertible debt

The continuity of convertible debt for the six months ended February 28, 2021 and February 29, 2020, is as follows:

	2019 Series	2020 Series	Amended EB Loan	EB CD	Total
	$	$			$

Balance, August 31, 2019	12,532,723	-	-	-	12,532,723
Conversion - common shares issued	(1,170,060)	-	-	-	(1,170,060)
Conversion - warrants issued	(1,609,232)	-	-	-	(1,609,232)
Interest expense	264,430	-	-	-	264,430
Effect of foreign exchange	67,424	-	-	-	67,424
Change in fair value	(1,243,644)	-	-	-	(1,243,644)
Balance, February 29, 2020	8,841,641	-	-	-	8,841,641

Engine Media Holdings, Inc.

(formerly Torque Esports Corp.)

Notes to the Interim Condensed Consolidated Financial Statements

For the three and six months ended February 28, 2021 (Unaudited)

(Expressed in United States Dollars)

15.	Convertible debt (cont’d)

	2019 Series	2020 Series	Amended EB Loan	EB CD	Total
	$	$			$

Balance, August 31, 2020	2,121,869	8,671,590	-	-	10,793,459
Issuances	-	4,282,477	-	-	4,282,477
Exchange of EB Loan for Amended EB Loan	-	-	5,043,103	-	5,043,103
Exchange of Amended EB Loan for EB CD	-	-	(4,931,813)	7,394,022	2,462,209
Conversion - common shares issued	(183,879)	(11,727,996)	-	-	(11,911,875)
Conversion - warrants issued	(154,265)	(4,121,208)	-	-	(4,275,473)
Interest expense	37,584	295,896	138,710	-	472,190
Accrued interest on conversion / interest payments	(15,849)	(241,868)	(250,000)	-	(507,717)
Effect of foreign exchange	54,085	-	-	-	54,085
Change in fair value	1,656,768	5,827,548	-	379,333	7,863,649
Balance, February 28, 2021	3,516,313	2,986,439	-	7,773,355	14,276,107

(a)	Conversions during the period

2019 Series

During the six months ended February 28, 2021, 2019 Series convertible debentures with a principal amount of CAD$290,000 (2020 – CAD$3,263,010) were converted into 38,666 units (2020 – 435,068), and as a result, the Company issued 38,666 common shares and 38,666 warrants (2020 – 435,068 common shares and 435,068 warrants). The fair value of the convertible debentures at the time of conversion was estimated using the binomial lattice model with the below assumptions:

Share price of CAD$11.65 – $14.15 (2020 – CAD$10.95); term of 1.44 – 1.90 years (2020 – 2.43 and 2.52); conversion price and warrant exercise price of CAD$7.50 (2020 – CAD$7.50); interest rate of 6% (2020 – 6%); expected volatility of 98.5% – 179% (2020 – 171.62%); risk-free interest rate of 0.25% - 0.27% (2020 – 1.14%); exchange rate of 0.7651 – 0.7883 (2020 – 0.7456); and an expected dividend yield of 0% (2020 – 0%). The fair value assigned to these convertible debentures was $338,114 (2020 – $2,779,292).

This value was split between common shares and warrants as $183,879 (2020 – $1,170,060) and $154,265 (2020 – $1,609,232), respectively.

2020 Series

During the six months ended February 28, 2021, 2020 Series convertible debentures with a principal amount of $11,276,393 (2020 – nil) were converted or settled into 1,503,519 units, and as a result, the Company issued 1,503,519 common shares and 1,109,306 warrants. The fair value of the convertible debentures at the time of conversion or settlement was estimated using the binomial lattice model with the below assumptions:

Share price of $7.79; term of 1.61 – 1.77 years; conversion price of $7.50; warrant exercise price of $15.00, interest rate of 10%; expected volatility of 98.5%; risk-free interest rate of 0.12% - 0.13%; and an expected dividend yield of 0%. The fair value assigned to these convertible debentures was $15,849,204.

This value was split between common shares and warrants as $11,727,996 and $4,121,208, respectively.

Engine Media Holdings, Inc.

(formerly Torque Esports Corp.)

Notes to the Interim Condensed Consolidated Financial Statements

For the three and six months ended February 28, 2021 (Unaudited)

(Expressed in United States Dollars)

15.	Convertible debt (cont’d)

(b)	Issuances during the period

During the six months ended February 28, 2021, 2020 Series convertible debentures with a principal amount of $2,901,393 were issued for gross proceeds of $2,901,393. In addition, in November 2020, $2,000,000 of convertible debentures from the Company’s standby convertible debenture facility were issued along with 224,719 warrants for gross proceeds of $2,000,000 (Note 15(f)). Of the gross proceeds of $2,000,000, $1,381,084 was allocated to the convertible debt and $618,916 was allocated to the 224,719 warrants issued (Note 15(f)). The total fair value recorded to convertible debt for issuances above amounted to $4,282,477.

On December 1, 2020, the EB Loan was amended (Note 14(c)). The amendment extended the maturity date by one year and added a conversion feature to $1 million of the $5 million principal outstanding. The conversion feature allowed the holder to convert $1 million into common shares of the Company at a conversion price of $11.25 per common share. On February 24, 2021, the Company extinguished the Amended EB Loan and issued the Lender a convertible debenture in the principal amount of $5 million. The EB CD is convertible into units of the Company at a conversion price of $10.25 per unit, with each unit comprised of one common share and one-half of a warrant, with each whole warrant exercisable into a common share at an exercise price of $15.00 per share for a period of three years from the issuance of the EB CD. The EB CD has a term of three years.

The fair value of the Amended EB Loan on December 1, 2020 was $5,043,103. The carrying value of the former EB Loan on December 1, 2020, consisted of $5 million in principal and 76,412 in accrued interest, for total carrying value on the amendment date of 5,076,412. As a result, a gain on extinguishment of debt of $33,309 was recognized. The fair value of the EB CD on the date of issuance of February 24, 2021 was $7,394,022. The fair value of the Amended EB Loan on February 24, 2021 was $4,931,813. As a result, a loss on extinguishment of debt of $2,462,209 was recognized. The above two transactions resulted in a loss on extinguishment of debt in the second quarter of $2,428,900.

(c)	2019 Series

As of February 28, 2021, the fair value of the 2019 Series convertible debentures was estimated using the binomial lattice model with the below assumptions:

2019 Series	February 28, 2021 (CA$)	August 31, 2020 (CA$)

Share price	14.15	11.65
Conversion price	7.50	7.50
Warrant exercise price	7.50	7.50

Term, in years	1.36 - 1.44	1.85 - 1.94
Interest rate	6%	6%
Expected volatility	98.50%	179.00%
Risk-free interest rate	0.26% - 0.27%	0.25%
Exchange rate	0.7883	0.7651
Expected dividend yield	0%	0%

Engine Media Holdings, Inc.

(formerly Torque Esports Corp.)

Notes to the Interim Condensed Consolidated Financial Statements

For the three and six months ended February 28, 2021 (Unaudited)

(Expressed in United States Dollars)

15.	Convertible debt (cont’d)

(d)	2020 Series

The 2020 Series debentures will mature twenty-four (24) months from the date of issuance and bear interest at a rate of 5% per annum (subject to adjustment as described below), payable on maturity. At the Company’s option, interest under the 2020 Series debentures is payable in kind in common shares at an issue price which would be based on the trading price of the common shares at the time of such interest payment. The interest rate under the 2020 Series debentures will increase from 5% to 10% per annum on a prospective basis on December 19, 2020, if a public offering has not occurred by that date.

The 2020 Series debenture holders may convert all or a portion of the principal amount of the debentures into units (“Units”) of the Company at a price (the “Conversion Price”) equal to the lesser of (a) $11.25 per Unit, and (b) if such conversion occurs after a public offering of securities by the Company (the “Public Offering”), a fifteen percent (15%) discount to the public offering price, provided that such conversion price shall not be less than $7.50 per Unit.

Notwithstanding the foregoing, if by December 19, 2020, the Company has not obtained registration rights in the United States to allow sale in the United States of the common shares (“Common Shares”) of the Company and the exercise of warrants (the “Warrants”) of the Company to be issued pursuant to the conversion of the 2020 Series debentures, holders of 2020 Series debentures may convert such debentures into Units at $7.50 per Unit. As of February 28, 2021, the Company had not obtained registration rights in the United States. As such, the conversion price is $7.50 per Unit and the interest rate increased to 10% on December 19, 2020.

Each Unit is comprised of one common share and one-half of one Warrant, with each Warrant exercisable into one common share of the Company at an exercise price of $15.00 per share for a period of three years from the issuance of the 2020 Series debentures. Under certain circumstances, the Company shall be entitled to call for the exercise of any outstanding Warrants in the event that the closing trading price of the Company common shares on the NASDAQ is above $30.00 per share for fifteen (15) consecutive trading days.

In the event that the Company’s common shares are listed for trading on the NASDAQ Capital Market and the Company completes a Public Offering for an aggregate amount of at least US$30,000,000, the Company may cause the 2020 Series debentures to be converted at the Conversion Price by the Company delivering a notice to the holder not less than a minimum of 30 days and a maximum 60 days prior to the forced conversion date.

(e)	2020 Series - One Up

These convertible debentures (the “2020 Series One Up” debentures) have identical terms as the 2020 Series debentures except that the minimum conversion price of $7.50 per Unit (as described above) will be US$9.50 per Unit. The 2020 Series One Up convertible debentures had a fair value at issuance of $3,078,550.

(f)	2020 Series – Standby

In September 2020, the Company entered into an $8,000,000 stand-by convertible debenture facility (the “2020 Series Standby” debentures). The 2020 Series Standby Debenture has substantially similar terms as the 2020 Series debentures, except the following: (i) the references to a minimum $7.50 conversion price (as described above) have been changed to $8.90; and (ii) the 2020 Series Standby debentures are only convertible into common shares of the Company, not units. In November 2020, the Company issued 224,719 warrants in connection with this first draw of $2,000,000 of the Standby Debentures, with each warrant exercisable into one common share the Company at an exercise price of $15.00 per share for a period of two years, subject to the same acceleration clause as the warrants underlying the 2020 Series debentures.

Engine Media Holdings, Inc.

(formerly Torque Esports Corp.)

Notes to the Interim Condensed Consolidated Financial Statements

For the three and six months ended February 28, 2021 (Unaudited)

(Expressed in United States Dollars)

15.	Convertible debt (cont’d)

(f)	2020 Series – Standby (cont’d)

The proceeds of $2,000,000 from the first draw were allocated between convertible debt and warrant liability with $1,381,084 allocated to convertible debt and $618,916 allocated to the 224,719 warrants issued. The remaining $6,000,000 of convertible debentures that are issuable under this facility have substantially similar terms as the 2020 Series debentures, including conversion into units consisting of one share and one-half warrant, provided that the conversion price of any additional convertible debentures will be based on the market price of the common shares at the time of such subscriptions and are subject to TSX-V approval.

As of February 28, 2021, the fair value of the 2020 Series convertible debentures was estimated using the binomial lattice model with the below assumptions:

2020 Series	February 28, 2021 (US$)	August 31, 2020 (US$)

Share price	11.14	8.92
Conversion price	7.50 - 8.90	7.50 - 9.50
Warrant exercise price	15.00	15.00

Term, in years	1.47 - 1.73	1.97 - 1.98
Interest rate	10%	5% and 10%
Expected volatility	98.50%	200.00%
Risk-free interest rate	0.11% - 0.12%	0.14%
Expected dividend yield	0%	0%

(g)	EB CD

On February 24, 2021, the Company extinguished the Amended EB Loan and issued the Lender a convertible debenture in the principal amount of $5 million (the “EB CD”). The EB CD is convertible into units of the Company at a conversion price of $10.25 per unit, with each unit comprised of one common share and one-half of a warrant, with each whole warrant exercisable into a common share at an exercise price of $15.00 per share for a period of three years from the issuance of the EB CD. The EB CD has a term of three years. As of February 28, 2021, the fair value of the EB CD convertible debenture was estimated using the binomial lattice model with the below assumptions:

EB CD	February 28, 2021 (US$)	August 31, 2020 (US$)

Share price	11.14	-
Conversion price	10.25	-
Warrant exercise price	15.00	-

Term, in years	2.99	-
Interest rate	10%	-
Expected volatility	98.50%	-
Risk-free interest rate	0.30%	-
Expected dividend yield	0%	-

Engine Media Holdings, Inc.

(formerly Torque Esports Corp.)

Notes to the Interim Condensed Consolidated Financial Statements

For the three and six months ended February 28, 2021 (Unaudited)

(Expressed in United States Dollars)

16.	Long-term debt

The Company has an unsecured, non-interest bearing loan that matures on June 30, 2022. The loan bears interest at 0% per annum. As of February 28, 2021, the present value of the loan was $143,988 (August 31, 2020 – $230,932), accretion having been charged to interest expense on the Company’s consolidated statements of loss and comprehensive loss for six months ended February 28, 2021 of $18,738 (February 29, 2020 – $4,091). A discount rate of 10% was used (August 31, 2020 – 10%).

Scheduled repayments are: € 90,000 ($108,891) and € 45,000 ($54,446) between 0 – 12 months and 12 – 24 months, respectively, from February 28, 2021.

17.	Warrant liability

The following table reflects the continuity of the Company’s warrant liability for the six months ended February 28, 2021 and February 29, 2020:

Amount
$

Balance at August 31, 2019	296,795
Issued on conversion of convertible debt	1,609,232
Issued in private placement of units	218,163
Exercised	(1,895)
Change in fair value	1,131,886
Foreign exchange	136,969
Balance at February 29, 2020	3,391,150

Balance at August 31, 2020	14,135,321
Issued on conversion of convertible debt	4,275,473
Issued in private placement of convertible debentures	618,916
Issued in private placement of units	6,603,243
Exercised	(109,003)
Change in fair value	5,614,927
Foreign exchange	281,619
Balance at February 28, 2021	31,420,496

Engine Media Holdings, Inc.

(formerly Torque Esports Corp.)

Notes to the Interim Condensed Consolidated Financial Statements

For the three and six months ended February 28, 2021 (Unaudited)

(Expressed in United States Dollars)

The following table reflects the continuity of the Company’s outstanding warrants for the six months ended February 28, 2021 and February 29, 2020:

	Number of		Weighted-average exercise price
	warrants	CAD	USD
	#	$	$

Outstanding, August 31, 2019	29,317	458.40	344.85
Issued	464,135	8.70	6.45
Issued on acquisition of UMG	9,944	214.05	159.45
Exercised	(625)	7.50	5.55
Expired	(11,145)	1,026.45	764.40
Oustanding as at February 29, 2020	491,626	16.05	12.00

17.	Warrant liability (cont’d)

	Number of		Weighted-average exercise price
	warrants	CAD	USD
	#	$	$

Outstanding, August 31, 2020	2,405,369	9.60	7.36
Issued on conversion of convertible debt	1,147,972	18.72	14.69
Issued in private placement of convertible debentures	224,719	19.12	15.00
Issued in private placement of units	2,185,885	19.12	15.00
Exercised	(37,991)	8.72	6.85
Expired	(430)	153.81	120.69
Oustanding as at February 28, 2021	5,925,524	15.23	11.95

Engine Media Holdings, Inc.

(formerly Torque Esports Corp.)

Notes to the Interim Condensed Consolidated Financial Statements

For the three and six months ended February 28, 2021 (Unaudited)

(Expressed in United States Dollars)

The following table reflects the warrants issued and outstanding as of February 28, 2021:

		Warrants outstanding				Warrants exercisable
	Number	Average exercise price		Average remaining contractual	Weighted number	Weighted number exercisable price
Expiry date	outstanding	CAD	USD	life (years)	exercisable	CAD	USD
10-May-21	249,589	$9.75	$7.65	0.19	249,589	$9.75	$7.65
15-May-21	266,957	9.75	7.65	0.21	266,957	9.75	7.65
22-May-21	394,671	9.75	7.65	0.23	394,671	9.75	7.65
11-Jul-21	3,955	205.20	161.02	0.36	3,955	205.20	161.02
13-Mar-22	123,159	10.50	8.24	1.04	123,159	10.50	8.24
20-Nov-22	224,719	19.12	15.00	1.73	224,719	19.12	15.00
20-Dec-22	29,066	27.00	21.19	1.81	29,066	27.00	21.19
20-Mar-23	27,777	13.50	10.59	2.05	27,777	13.50	10.59
30-Mar-23	46,909	13.50	10.59	2.08	46,909	13.50	10.59
31-Mar-23	17,222	13.50	10.59	2.08	17,222	13.50	10.59
27-May-23	130,304	13.50	10.59	2.24	130,304	13.50	10.59
8-Jan-24	1,775,366	19.12	15.00	2.86	1,775,366	19.12	15.00
22-Jan-24	476,482	19.12	15.00	2.90	476,482	19.12	15.00
24-Feb-24	1,006,677	19.12	15.00	2.99	1,006,677	19.12	15.00
8-Jul-24	445,982	7.50	5.89	3.36	445,982	7.50	5.89
25-Jul-24	386,890	7.50	5.89	3.41	386,890	7.50	5.89
8-Aug-24	283,133	7.50	5.89	3.44	283,133	7.50	5.89
19-Aug-24	36,666	19.12	15.00	3.47	36,666	19.12	15.00
	5,925,524	$15.23	$11.95	2.47	5,925,524	$15.23	$11.95

As of February 28, 2021, the fair value of the 5,925,524 warrants outstanding (August 31, 2020 – 2,405,369) was determined to be $31,420,496 (August 31, 2020 – $14,135,321) as calculated using the Black Scholes option pricing model with the following range of assumptions: 0.19 – 3.47 years (August 31, 2020 – 0.23 – 3.94) as expected average life; share price of CAD$14.15 (August 31, 2020 – CAD$11.65); exercise price of CAD$7.50 – CAD$205.20 (August 31, 2020 – CAD$7.50 – CAD$205.20); 70% - 136% expected volatility (August 31, 2020 – 115% - 136%); risk free interest rate of 0.13% - 0.53% (August 31, 2020 – 0.23% - 0.32%); and an expected dividend yield of 0%.

If all warrants outstanding and exercisable as of February 28, 2021 were exercised, the Company would receive cash from exercise of approximately $73.7 million.

17.	Warrant liability (cont’d)

(a)	Warrants exercised during the period

During the six months ended February 28, 2021, the holders of 37,991 warrants exercised their right to convert the warrants into the Company’s common shares at an exercise price of CAD$7.50 - $9.75. As a result of the underlying exercise of warrants, the Company received $258,156 in cash proceeds and the intrinsic value of the underlying warrants at the date of exercise of $109,003 was transferred to share capital, for a total addition to share capital of $367,159.

Engine Media Holdings, Inc.

(formerly Torque Esports Corp.)

Notes to the Interim Condensed Consolidated Financial Statements

For the three and six months ended February 28, 2021 (Unaudited)

(Expressed in United States Dollars)

(b)	Warrants issued during the period

During the six months ended February 28, 2021, the Company issued 1,147,972 warrants (February 29, 2020 – 435,068) in connection with conversion of convertible debt (Note 15(a)), 224,719 warrants (February 29, 2020 – nil) in connection with the private placement of convertible debentures (Note 15(f)) and 2,377,272 warrants (February 29, 2020 – 29,067) in connection with the private placement of units (Note 18(c)), for a total number of 3,749,963 warrants issued (February 29, 2020 – 464,135).

(c)	Warrants issued on conversion of convertible debt

2019 Series

During the six months ended February 28, 2021 the Company issued 38,666 warrants (February 29, 2020 – 435,068) in conjunction with the conversion of convertible debt. The fair value of the 38,666 warrants (February 29, 2020 – 435,068) issued was determined to be $154,265 (February 29, 2020 – $1,609,232) as calculated using the Black Scholes option pricing model with the following assumptions:

A 3.49 – 3.90 years as expected average life (February 29, 2020 – 4.56 to 4.91); share price of CAD$9.50 – $11.51 (February 29, 2020 – CAD$19.35 – 25.65); exercise price of CAD$7.50 (February 29, 2020 – CAD$7.50); 98.5% - 136% expected volatility (February 29, 2020 – 136%); risk free interest rate of 0.25% - 0.30% (February 29, 2020 – 1.64% and 1.71%); and an expected dividend yield of 0% (February 29, 2020 – 0%).

Volatility is calculated using a weighted approach based on the changes in the Company’s historical stock price. The final fair value allocated to the warrants on conversion of convertible debt is based on a relative fair value allocation between the common shares issued and warrants issued on conversion.

2020 Series

During the six months ended February 28, 2021 the Company issued 1,109,306 warrants (February 29, 2020 – nil) in conjunction with the conversion of convertible debt. The fair value of the 1,109,306 warrants issued was determined to be $4,121,208 as calculated using the Black Scholes option pricing model with the following assumptions:

A 3.00 – 3.48 years as expected average life; share price of $7.79 – $11.17; exercise price of $15.00; 98.5% expected volatility; risk free interest rate of 0.29% - 0.57%; and an expected dividend yield of 0%.

Volatility is calculated using a weighted approach based on the changes in the Company’s historical stock price. The final fair value allocated to the warrants on conversion of convertible debt is based on a relative fair value allocation between the common shares issued and warrants issued on conversion.

Engine Media Holdings, Inc.

(formerly Torque Esports Corp.)

Notes to the Interim Condensed Consolidated Financial Statements

For the three and six months ended February 28, 2021 (Unaudited)

(Expressed in United States Dollars)

17.	Warrant liability (cont’d)

(d)	Warrants issued on private placement of standby convertible debentures

During the six months ended February 28, 2021 the Company issued 224,719 warrants in connection with the private placement of convertible debentures under its standby convertible debenture facility (Note 15(f)).

(e)	Warrants issued on private placement of units

During the six months ended February 28, 2021 the Company issued 2,377,272 warrants (February 29, 2020 – 29,067) in conjunction with the private placement of units. Of the 2,377,272 warrants issued, 191,387 were issued to finders as fees for services. The fair value of warrants issued to finders are recorded within contributed surplus at fair value on the date of issuance. The remaining 2,185,885 warrants issued for proceeds are reflected within warrant liability. The fair value of the 2,377,272 warrants issued (February 29, 2020 – 29,067) was determined to be $7,373,806 (February 29, 2020 – $218,163) as calculated using the Black Scholes option pricing model with the following assumptions:

A 3.00 years as expected average life (February 29, 2020 – 3.00); share price of $7.79 – $10.00 (February 29, 2020 – CAD$18.45); exercise price of $15.00 (February 29, 2020 – CAD$27.00); 98.5% expected volatility (February 29, 2020 – 136%); risk free interest rate of 0.29% - 0.43% (February 29, 2020 – 1.72%); and an expected dividend yield of 0% (February 29, 2020 – 0%).

Of the $7,373,806 total fair value, $6,603,243 was the fair value of the 2,185,885 warrants issued for proceeds, and recorded within warrant liability, with $770,563 being the fair value of the 191,387 warrants issued to finders and recorded within contributed surplus.

Volatility is calculated using a weighted approach based on the changes in the Company’s historical stock price. The final fair value allocated to the warrants on the issuance of the units is based on a relative fair value allocation between the common shares issued and warrants issued.

18.	Share capital

(a)	Authorized

The Company is authorized to issue an unlimited number of common shares and an unlimited number of preference shares.

(b)	Issued and outstanding, common shares

	Shares	Consideration
	#	$

Balance, August 31, 2019	156,440	29,613,406
Convertible debt conversion	435,068	1,170,060
Common shares issued on private placement, net of costs	58,133	592,028
Common shares issued on exercise of warrants	625	5,437
Common shares issued on acquisition of UMG	288,561	3,965,823
Balance, February 29, 2020	938,827	35,346,754

Engine Media Holdings, Inc.

(formerly Torque Esports Corp.)

Notes to the Interim Condensed Consolidated Financial Statements

For the three and six months ended February 28, 2021 (Unaudited)

(Expressed in United States Dollars)

18.	Share capital (cont’d)

(b)	Issued and outstanding, common shares (cont’d)

	Shares	Consideration
	#	$

Balance, August 31, 2020	7,746,136	69,380,807
Shares issued on vesting of RSUs	142,610	970,366
Convertible debt conversion	1,542,184	11,911,875
Common shares issued on private placement, net of costs	4,435,433	24,225,901
EB bonus shares	6,666	54,061
Shares for debt	40,000	226,556
Common shares issued on exercise of warrants	37,991	367,159
Balance, February 28, 2021	13,951,020	107,136,725

(c)	Activity for the period

Private Placement of units

In January and February 2021, the Company closed on the issuance of 4,371,767 units (the “Units”) for gross proceeds of $32,788,253 of non-brokered private placements. Each Unit consists of one common share of the Company and one-half of one common share purchase warrant (a “Warrant”). Each whole Warrant entitles the holder to acquire one additional share of the Company at a price of $15.00 per share for a period of 3 years provided that: (i) if the common shares are listed for trading on NASDAQ, (ii) the Company completes an offering of securities under a short form prospectus for an aggregate amount of at least $30,000,000, and (iii) the closing price of the common shares on NASDAQ is $30.00 or greater for a period of 15 consecutive trading days, then the Company may accelerate the expiry date of the Warrants to the 30th day after the date written notice is provided to the holders.

The Company paid cash commissions to eligible finders under the offering of $1,681,477 and regulatory and legal fees of $89,402. Net cash proceeds from the offering amounted to $31,017,374.

In addition to the cash finder’s fees discussed above, the Company issued the following securities as partial payment of commissions to finders: 63,666 Units; and, 159,554 finders warrants, with each finder warrant exercisable into a common share at an exercise price of US$15.00 per share for 3 years subject to the same acceleration terms described above.

The total number of common shares issued as a result of the private placements totaled 4,435,433, which was comprised of 4,371,767 Units issued for proceeds and 63,666 Units issued as partial payment to finders. The total number of warrants issued totaled 2,377,272, which was comprised of warrants issued as part of the Units issued of 2,217,718 (50% of Units issued) and 159,554 finders warrants issued.

The total amount recorded to shareholder’s equity (deficit) resulting from the private placements of Units amounted to $24,225,901. This amount is comprised of the following: (i) $26,185,009 allocated to the common shares issued of total gross proceeds of $32,788,253, with $6,603,244 being allocated to the warrants; plus (ii) $383,720 allocated to the common shares issued of total fair value of finder’s Units of $477,495, with $93,775 being allocated to the warrants; less share issue costs totaling $2,925,161 comprised of the following; (i) total fair value of finder’s Units of $477,495; plus (ii) total fair value of finder’s warrants of $676,787; plus (iii) cash finder’s fees of $1,681,477; plus (iv) regulatory and legal fees of $89,402; less (v) portion of total share issuance costs allocated to the warrants issued of $582,333. As the warrants issued are accounted for at FVTPL, these share issuance costs were recorded within transaction costs on the Statements of Loss and Comprehensive Loss.

Engine Media Holdings, Inc.

(formerly Torque Esports Corp.)

Notes to the Interim Condensed Consolidated Financial Statements

For the three and six months ended February 28, 2021 (Unaudited)

(Expressed in United States Dollars)

18.	Share capital (cont’d)

(c)	Activity for the period (cont’d)

Private Placement of units (cont’d)

The total amount recorded to warrant liability resulting from the private placements of Units amounted to $7,373,806. This is comprised of the allocation of gross proceeds of $6,603,244, finder’s Units issued of $93,775 and fair value of finder’s warrants of $676,787.

The fair value allocated between the common shares and warrants on the issuance of the Units is based on a relative fair value allocation between the common shares issued and warrants issued. Refer to warrant liability note for discussion of the key assumptions used in valuation of the warrants as part of the relative fair value allocation.

Other activity

During the six months ended February 28, 2021, the Company had the following additional activity to share capital: (i) issued 142,610 common shares upon vesting of an equal number of RSUs (Note 20); (ii) issued 1,542,184 common shares in connection with conversion of convertible debt (Note 15(a)), (iii) issued 37,991 common shares in connection with the exercise of warrants (Note 17(a)); (iv) issued 40,000 common shares for cancelation of $226,556 of debt (shares for debt); and (v) issued 6,666 common shares valued at $54,061 as an amendment fee to the lender in connection with the Amended EB Loan (the “EB Bonus Shares”). In addition to the EB Bonus Shares, the Company paid the lender a cash fee of $100,000. The amendment fees were recorded within interest expense as the Amended EB Loan and subsequent EB CD is being accounted for at FVTPL.

19.	Stock options

On July 15, 2020, the Company adopted an amended and restated equity incentive plan (“Omnibus Plan”), which amends and restates the equity incentive plan which was previously established as of October 9, 2019. Under the amendments, there were no changes in the terms of previously issued awards. Under the Omnibus Plan, the total number of common shares reserved and available for grant and issuance pursuant to awards shall not exceed 1,501,084 common shares.

Options may be exercisable over periods of up to 10 years as determined by the Board of Directors of the Company and the exercise price shall not be less than the closing price of the shares on the day preceding the award date, subject to regulatory approval.

Engine Media Holdings, Inc.
(formerly Torque Esports Corp.)
Notes to the Interim Condensed Consolidated Financial Statements
For the three and six months ended February 28, 2021 (Unaudited)
(Expressed in United States Dollars)

19.	Stock options (cont’d)

The following table reflects the continuity of stock options for the six months ended February 28, 2021 and February 29, 2020:

		Weighted-average
	Number of stock options	Exercise price	Grant-date fair value	Remaining contractual term
	#	$	$	(yrs.)

Balance, August 31, 2019	6,971	169.30	50.79	5.84
Expired/Cancelled	(5,110)	185.97	55.79
Issued on acquisition of UMG	16,606	63.30	2.32
Balance, February 29, 2020	18,467	69.37	5.83	2.04

Balance, August 31, 2020	253,121	12.73	4.39	4.31
Expired/Cancelled	(16,694)	20.90	8.56
Balance, February 28, 2021	236,427	12.15	4.39	3.51

Vested and expected to vest, February 28, 2021	233,171	12.25	4.38	3.44
Exerciseable as at February 28, 2021	203,899	13.22	4.27	2.68

The following table reflects the stock options issued and outstanding as of February 28, 2021:

Expiry date	Outstanding options	CAD	Weighted average exercise price USD	Weighted average remaining contractual term (Years)
11-Jul-21	632	164.40	126.58	0.36
15-Jul-21	9,490	41.10	31.64	0.38
10-Dec-21	1,564	93.30	71.84	0.78
30-Jun-22	4,428	153.45	118.15	1.33
1-Apr-23	104,998	11.25	7.91	2.09
31-Oct-23	64,997	11.25	7.91	2.67
29-Jan-25	46	106.50	76.43	3.92
25-Aug-25	340	106.50	76.43	4.49
23-Sep-25	11	106.50	76.43	4.57
10-Feb-26	1,443	106.50	76.43	4.95
19-May-26	4	106.50	76.43	5.22
23-May-26	9	106.50	76.43	5.23
3-Mar-27	1,256	106.50	76.43	6.01
31-Jul-27	159	106.50	76.43	6.42
3-Nov-27	133	106.50	76.43	6.68
7-Nov-29	46,251	7.50	5.38	8.70
20-Apr-30	666	7.05	5.06	9.15
	236,427	16.69	12.15	3.51

Engine Media Holdings, Inc.
(formerly Torque Esports Corp.)
Notes to the Interim Condensed Consolidated Financial Statements
For the three and six months ended February 28, 2021 (Unaudited)
(Expressed in United States Dollars)

19.	Stock options (cont’d)

Of the 236,427 options outstanding as of February 28, 2021 (August 31, 2020 – 253,121), 203,899 are exercisable as of February 28, 2021 (August 31, 2020 – 191,730). During the six months ended February 28, 2021, share-based compensation expense for the Company’s stock options was $70,118 (February 29, 2020 – $16,914).

20.	Restricted share units

The Omnibus Plan allows the Company to award restricted share units to officers, employees, directors and consultants of the Company and its subsidiaries upon such conditions as the board may establish, including the attainment of performance goals recommended by the Company’s compensation committee. The purchase price for common shares of the Company issuable under each Restricted Share Unit (“RSU”) award, if any, shall be established by the board at its discretion. Common shares issued pursuant to any RSU award may be made subject to vesting conditions based upon the satisfaction of service requirements, conditions, restrictions, time periods or performance goals established by the board.

The TSXV requires the Company to fix the number of common shares to be issued in settlement of awards that are not options. The maximum number of common shares available for issuance pursuant to the settlement of RSUs shall be an aggregate of 750,542 common shares.

The Company’s outstanding RSUs are as follows:

Number
#

Balance, August 31, 2019 and February 29, 2020	-

Balance, August 31, 2020	402,372
Granted	322,547
Vested	(142,610)
Cancelled	-
Balance, February 28, 2021	582,309

In November 2020, the Company granted 322,547 RSUs pursuant to the Company’s incentive plan to a former officer and key management employees. The fair value of these RSUs was estimated based on the closing price of CAD$8.85 – CAD$9.82 for a total fair value on date of grant of CAD$3,130,180. Of the 322,547 RSUs granted, 75,944 were severance compensation to a former officer. As these RSUs were issued as severance compensation, the grant date fair value of CAD$713,874 ($550,896) was recognized on the grant date. The fair value of the remaining RSUs will be recognized as stocked-based compensation expense over the vesting period, which is generally three years.

During the six months ended February 28, 2021, share-based compensation expense for the Company’s RSUs was $1,708,515 (February 29, 2020 – $nil).

Engine Media Holdings, Inc.
(formerly Torque Esports Corp.)
Notes to the Interim Condensed Consolidated Financial Statements
For the three and six months ended February 28, 2021 (Unaudited)
(Expressed in United States Dollars)

21.	Capital management

The Company considers its capital to be its shareholders’ equity.

As of February 28, 2021, the Company had shareholders’ equity before non-controlling interests of $5,110,499 (August 31, 2020 – $45,907).

The Company’s objective when managing its capital is to seek continuous improvement in the return to its shareholders while maintaining a moderate to high tolerance for risk. The objective is achieved by prudently managing the capital generated through internal growth and profitability, through the use of lower cost capital, including raising share capital or debt when required to fund opportunities as they arise.

The Company may also return capital to shareholders through the repurchase of shares, pay dividends or reduce debt where it determines any of these to be an effective method of achieving the above objective. The Company does not use ratios in the management of its capital. There have been no changes to management’s approach to managing its capital during the three and six months ended February 28, 2021 and February 29, 2020.

22.	Commitments and contingencies

(a)	Royalty expenses

Royalty expenses relate to royalties paid to intellectual property rights holders for use of their trademarks, copyrights, software, technology or other intellectual property or proprietary rights in the development or sale of the Eden Games’ products. Eden Games has royalty agreements to utilize trademarks, copyrights, software, technology or other intellectual property or proprietary rights in the development or sale of its products. Eden Games has committed to pay royalties ranging from 4% to 25% of revenues after certain thresholds have been met, in connection with the underlying license agreements. Royalty expenses were €nil for the three and six months ended February 28, 2021 and February 29, 2020.

(b)	Consulting contracts

Under the terms of a consulting agreement dated July 27, 2017, the Company is committed to pay to certain employees of Eden Games, nine months’ severance in the event of termination, amounting to £144,500 ($175,911). If revenue from the Eden Games mobile app exceeds specified amounts, a bonus shall be paid up to a maximum of £100,000 ($121,561) on an annual basis. As no triggering events have taken place related to the contingencies to February 28, 2021, no provision has been made in these unaudited interim condensed consolidated financial statements.

(c)	Litigation and arbitration

In April 2020, the Company announced its renegotiation of the acquisition of Allinsports. The revised purchase agreement provides for the acquisition of 100% of Allinsports in exchange for the issuance of 966,667 common shares of the Company. The purchase agreement included the requirement of $1.2 million to be advanced against the purchase price. In September 2020, the Company advised the shareholders of Allinsports that closing conditions of the transaction, including the failure to provide audited financial statements, had not been satisfied.

Engine Media Holdings, Inc.
(formerly Torque Esports Corp.)
Notes to the Interim Condensed Consolidated Financial Statements
For the three and six months ended February 28, 2021 (Unaudited)
(Expressed in United States Dollars)

22.	Commitments and contingencies (cont’d)

(c)	Litigation and arbitration (cont’d)

In response, in November 2020, the shareholders of Allinsports commenced arbitration in Alberta, Canada seeking, among other things, to compel the Company to complete the acquisition of Allinsports without the audited financial statements, and to issue 966,667 common shares of the Company to those shareholders. As alternative relief, the shareholders of Allinsports are seeking US$20,000,000 in damages. A hearing in this matter was held in May of 2021, with related briefing and oral argument to occur in June and July of 2021.

Separately, in April of 2021, the Company received a copy of a complaint filed by 3CI Holdings, LLP in the Circuit Court for the 11th Judicial Circuit for Miami-Dade naming Allinsports, A1 Simulation LLC (an entity purported to be a subsidiary of Allinsports), and the Company, seeking to hold the parties, including Company, responsible for unpaid rent under a lease agreement between 3CI’s predecessors in interest and A1 Simulation, and seeking damages of at least $2.89 million. The Company does not believe that this action has merit.

On January 21, 2021, eight former shareholders of Winview filed a Complaint in Delaware Chancery Court against four Winview directors (David Lockton, et al. v. Thomas S. Rogers, et al.) alleging that the defendants breached their fiduciary duties in connection with the sale of Winview to Engine. The relief sought includes rescission of the sale of Winview to Engine and compensatory damages. The Company does not believe that the action has merit and neither the Company nor Winview have been named as parties to this action. Under the March 9, 2020 Business Combination Agreement pursuant to which the Company acquired Winview, the Company agreed to indemnify Winview’s directors for any claims arising out of their service as directors for Winview.

The Company is subject to various other claims, lawsuits and other complaints arising in the ordinary course of business. The Company records provisions for losses when claims become probable and the amounts are estimable. Although the outcome of such matters cannot be determined, it is the opinion of management that the final resolution of these matters will not have a material adverse effect on the Company’s financial condition, operations or liquidity.

23.	Discontinued operations

On November 3, 2020, the Company, following a detailed strategic review in connection with the merger of Torque Esports, Frankly and WinView, announced that it has completed the sale of IDEAS+CARS, The Race Media, WTF1, Driver DataDB and Lets Go Racing (collectively the “Motorsport Group”) to Ideas + Cars Holdings Limited, a third party investment group based in the UK. As a result, the Company is eliminating its funding obligations related to the cost of maintaining and growing these auto media businesses and certain accrued liabilities. Accordingly, the operational results for this group have been presented as a discontinued operation.

Engine Media Holdings, Inc.
(formerly Torque Esports Corp.)
Notes to the Interim Condensed Consolidated Financial Statements
For the three and six months ended February 28, 2021 (Unaudited)
(Expressed in United States Dollars)

23.	Discontinued operations (cont’d)

Consideration transferred for the Motorsport Group was as follows:

Amount
$
Consideration received or receivable:
Accounts payable assumed	101,322
Deferred purchase consideration of LGR	333,503
Fair value of contingent consideration	1,321,281
Total disposal consideration	1,756,106
Carrying amount of net assets sold	(2,334,303)
Loss on disposal before income tax and reclassification of foreign currency translation reserve	(578,197)

Reclassification of foreign currency translation reserve	(100,734)
Loss on disposal of Motorsports	(678,931)

The net assets of the Motorsport Group as of the date of sale were as follows:

Amount
$
Carrying amounts of assets as at the date of sale:
Cash and cash equivalents	(24,348)
Restricted cash	-
Accounts and other receivables	126,590
Government remittances	25,095
Prepaid expenses and other	24,113
Property and equipment	47,416
Intangible assets	3,066,457
Total assets of disposal group	3,265,323

Carrying amount of liabilities directly associated with assets as at the date of sale:
Accounts payable and accrued liabilities	931,020
Total liabilities of disposal group	931,020

Net assets of disposal group	2,334,303

Engine Media Holdings, Inc.
(formerly Torque Esports Corp.)
Notes to the Interim Condensed Consolidated Financial Statements
For the three and six months ended February 28, 2021 (Unaudited)
(Expressed in United States Dollars)

23.	Discontinued operations (cont’d)

The operating results and net cash flows of the Motorsports Group and PGL Nevada, (together, the “discontinued operations”) for the three and six months ended February 28, 2021 and February 29, 2020 are presented as discontinued operations as follows:

	For the three months ended		For the six months ended
	Feb. 28, 2021	Feb. 29, 2020	Feb. 28, 2021	Feb. 29, 2020
	$	$	$	$
Revenues
Advertising revenue	-	38,522	90,934	38,522

Operating expenses
Salaries and wages	-	199,082	212,546	272,675
Consulting	-	171,778	267,933	198,814
Professional fees	-	66,358	22,681	104,667
Sponsorships and tournaments	-	612,612	203,637	2,441,199
Advertising and promotion	-	2,531	1,740	12,114
Office and general	-	66,523	7,374	122,026
Technology expenses	-	7,588	86,590	7,620
Amortization and depreciation	-	2,623	201,335	4,238
Share-based payments	-	-	-	-
Interest expense	-	314	572	258
(Gain) loss on foreign exchange	2,970	2,992	39,711	(4,446)
Net loss from discontinued operations	(2,970)	(1,093,879)	(953,185)	(3,120,643)

	For the three months ended		For the six months ended
	Feb. 28, 2021	Feb. 29, 2020	Feb. 28, 2021	Feb. 29, 2020
	$	$	$	$

Net cash provided by (used in) operating activities	(125)	28,331	(92,652)	(79,068)
Disposal of Motorsports	-	-	24,348	-
Change in cash	(125)	28,331	(68,304)	(79,068)
Cash, beginning of period	125	(27,846)	68,304	79,553
Cash, end of period	-	485	-	485

24.	Segmented information

Information reported to the Company’s Chief Executive Officer, the Chief Operating Decision Maker (“CODM”), for the purposes of resource allocation and assessment of segment performance is focused on the category of services for each type of activity. The principal categories of services are E-Sports, Media and Advertising, and Corporate and Other. The Group’s reportable segments under IFRS 8 are therefore as follows:

E-Sports	-	Services related to competitive organized video gaming or sporting events;
Media and Advertising	-	Platform and advertising services provided to other broadcasters, primarily local TV and radio broadcasters;
Corporate and Other	-	Services provided to other businesses and other revenues;

The Corporate and Other segment primarily consists of support costs not allocated to the two other segments.

Engine Media Holdings, Inc.
(formerly Torque Esports Corp.)
Notes to the Interim Condensed Consolidated Financial Statements
For the three and six months ended February 28, 2021 (Unaudited)
(Expressed in United States Dollars)

24.	Segmented information (cont’d)

The following is an analysis of the Company’s revenue and results by reportable segment for the three months ended February 28, 2021:

Three months ended	E-Sports	Media and Advertising	Corporate and Other	28-Feb-21 Total
	$	$	$	$
Revenue
External sales	1,192,474	7,195,406	-	8,387,880

Results
Segment loss	(2,093,966)	(2,232,357)	-	(4,326,323)

Central administration costs	-	-	2,505,264	2,505,264
Other gains and losses	(11,537)	2,808,032	17,169,379	19,965,874
Finance costs	45,231	325,054	202,192	572,477
Loss before tax	(2,127,660)	(5,365,443)	(19,876,835)	(27,369,938)
Income tax	-	-	-	-
Gain (Loss) for the year from:
Share of net loss of associate	-	-	(37,244)	(37,244)
Discontinued operations	(2,970)	-	-	(2,970)
Non-controlling interest in net loss	-	-	30,640	30,640
Net loss	(2,130,630)	(5,365,443)	(19,883,439)	(27,379,512)

Engine Media Holdings, Inc.
(formerly Torque Esports Corp.)
Notes to the Interim Condensed Consolidated Financial Statements
For the three and six months ended February 28, 2021 (Unaudited)
(Expressed in United States Dollars)

The following is an analysis of the Company’s revenue and results by reportable segment for the six months ended February 28, 2021:

Six months ended	E-Sports	Media and Advertising	Corporate and Other	28-Feb-21 Total
	$	$	$	$
Revenue
External sales	1,955,415	13,898,856	-	15,854,271

Results
Segment loss	(4,791,404)	(3,624,952)	-	(8,416,356)

Central administration costs	-	-	5,815,053	5,815,053
Other gains and losses	(13,889)	2,804,339	13,702,143	16,492,593
Finance costs	104,802	512,044	363,721	980,567
Loss before tax	(4,882,317)	(6,941,335)	(19,880,917)	(31,704,569)
Income tax	-	-	-	-
Gain (Loss) for the year from:
Share of net loss of associate	-	-	(103,930)	(103,930)
Discontinued operations	(953,185)	-	(678,931)	(1,632,116)
Non-controlling interest in net loss	-	-	61,670	61,670
Net loss	(5,835,502)	(6,941,335)	(20,602,108)	(33,378,945)

Engine Media Holdings, Inc.
(formerly Torque Esports Corp.)
Notes to the Interim Condensed Consolidated Financial Statements
For the three and six months ended February 28, 2021 (Unaudited)
(Expressed in United States Dollars)

24.	Segmented information (cont’d)

The following is an analysis of the Company’s revenue and results by reportable segment for the three months ended February 29, 2020:

Three months ended	E-Sports	Media and Advertising	Corporate and Other	29-Feb-20 Total
	$	$	$	$
Revenue
External sales	623,888	-	107	623,995

Results
Segment loss	(1,431,329)	-	107	(1,431,222)

Central administration costs	-	-	2,130,816	2,130,816
Other gains and losses	80,510	-	(2,436,008)	(2,355,498)
Finance costs	8,831	-	240,230	249,061
Loss before tax	(1,520,670)	-	65,069	(1,455,601)
Income tax	-	-	-	-
Gain (Loss) for the year from:
Discontinued operations	(1,093,879)	-	-	(1,093,879)
Non-controlling interest in net loss	-	-	42,209	42,209
Net loss	(2,614,549)	-	107,278	(2,507,271)

The following is an analysis of the Company’s revenue and results by reportable segment for the six months ended February 29, 2020:

Six months ended	E-Sports	Media and Advertising	Corporate and Other	29-Feb-20 Total
	$	$	$	$
Revenue
External sales	1,431,871	-	372	1,432,243

Results
Segment loss	(2,321,148)	-	372	(2,320,776)

Central administration costs	-	-	4,417,138	4,417,138
Other gains and losses	81,881	-	171,795	253,676
Finance costs	10,711	-	512,827	523,538
Loss before tax	(2,413,740)	-	(5,101,388)	(7,515,128)
Income tax	-	-	-	-
Gain (Loss) for the year from:
Discontinued operations	(3,120,643)	-	-	(3,120,643)
Non-controlling interest in net loss	-	-	77,309	77,309
Net loss	(5,534,383)	-	(5,024,079)	(10,558,462)

Engine Media Holdings, Inc.

(formerly Torque Esports Corp.)

Notes to the Interim Condensed Consolidated Financial Statements

For the three and six months ended February 28, 2021 (Unaudited)

(Expressed in United States Dollars)

24.	Segmented information

(a)	Geographical breakdown

	North America	United Kingdom	European Union	Total
	$	$	$	$
August 31, 2020
Assets	48,230,804	2,896,582	2,288,091	53,415,477
Long-term assets	37,664,748	2,507,761	1,067,495	41,240,004

February 28, 2021
Assets	68,337,495	-	2,007,404	70,344,899
Long-term assets	38,188,398	-	171,995	38,360,393

25.	Related party transactions and balances

(a)	Key management compensation

Key management includes the Company’s directors, officers and any consultants with the authority and responsibility for planning, directing and controlling the activities of an entity, directly or indirectly. Compensation awarded to key management for the three and six months ended February 28, 2021 and February 29, 2020 includes the following:

	For the three months ended		For the six months ended
	Feb. 28, 2021	Feb. 29, 2020	Feb. 28, 2021	Feb. 29, 2020
	$	$	$	$

Total compensation paid to key management	909,355	101,148	1,444,093	207,818
Share based payments	361,990	9,705	1,257,804	$16,914

Total compensation paid to key management is recorded in consulting fees, salaries and wages and share based payments in the consolidated statement of loss and comprehensive loss.

Amounts due to related parties as of February 28, 2021 with respect to the above fees were $578,778 (August 31, 2020 – $275,502). The amounts due to related parties are recorded within accounts payable and accrued liabilities on the consolidated statement of loss and comprehensive loss. These amounts are unsecured, non-interest bearing and due on demand.

Engine Media Holdings, Inc.

(formerly Torque Esports Corp.)

Notes to the Interim Condensed Consolidated Financial Statements

For the three and six months ended February 28, 2021 (Unaudited)

(Expressed in United States Dollars)

26.	Financial instruments and risk management

(a)	Financial risk management objectives and policies

The Company’s activities expose it to a variety of financial risks including foreign currency risk, interest rate risk, credit risk, and liquidity risk. These financial instrument risks are actively managed by the Company under the policies approved by the Board of Directors. The principal financial risks are managed by the Company’s finance department, within Board approved policies and guidelines. On an ongoing basis, the finance department actively manages market conditions with a view to minimizing the exposure of the Company to changing market factors, while at the same time limiting the funding costs to the Company.

(b)	Credit risk

Credit risk refers to the risk that a counterparty will default on its contractual obligations resulting in financial loss to the Company. The Company has adopted a policy of only dealing with creditworthy counterparties and obtaining sufficient collateral where appropriate, as a means of mitigating the risk of financial loss from defaults. The Company uses information supplied by independent rating agencies where available, and if not available, the Company uses other publicly available financial information and its own records to rate its customers.

Credit risk arises from cash and deposits with banks as well as credit exposure to outstanding receivables, the carrying amounts represent the Company’s maximum exposure to credit risk.

The Company’s exposure to credit risk is influenced mainly by the individual characteristics of each customer. The Company establishes an allowance for doubtful accounts that represents its estimate of expected losses in respect of accounts receivable. The main components of this allowance are a specific loss component that relates to individually significant exposures, and a collective loss component established for groups of similar assets in respect of losses that have been incurred but not yet identified. The collective loss allowance is determined based on historical data of payment statistics for similar financial assets.

The Company’s accounts receivable are concentrated among customers in the media and broadcasting industry, which may be affected by adverse economic factors impacting that industry. The Company performs ongoing credit evaluations of its major customers, maintains reserves for expected credit losses, and does not require any collateral deposits.

As of February 28, 2021 one customer (August 31, 2020 – one) accounted for greater than 10% of the Company’s accounts receivable balance. In total, this one customer (August 31, 2020 – one) accounted for 19% of the Company’s accounts and other receivables balance as of February 28, 2021 (August 31, 2020 – 13%). During the six months ended February 28, 2021, one customer represented 59% of total revenue.

The below table reflects the aging of the Company’s aging by invoice date of gross trade accounts receivable and allowance for doubtful accounts as of February 28, 2021:

	0 - 30	31 - 60	61 - 90	91+	Total

Trade accounts receivable	3,674,227	784,098	34,691	1,426,439	5,919,455
Allowance for doubtful accounts	9,750	6,803	6,750	921,521	944,824
% Allowance	0%	1%	19%	65%	16%

Engine Media Holdings, Inc.

(formerly Torque Esports Corp.)

Notes to the Interim Condensed Consolidated Financial Statements

For the three and six months ended February 28, 2021 (Unaudited)

(Expressed in United States Dollars)

26.	Financial instruments and risk management (cont’d)

(c)	Liquidity risk

Liquidity risk is the risk that the Company will encounter difficulty in meeting obligations associated with financial liabilities. The Company is exposed to liquidity risk with respect to its contractual obligations and financial liabilities. The Company manages liquidity risk by continuously monitoring forecasted and actual cash flows and matching maturity profiles of financial assets and liabilities. The Company seeks to ensure that it has sufficient capital to meet short term financial obligations after taking into account its operating obligations and cash on hand.

The Company’s policy is to seek to ensure adequate funding is available from operations and other sources, including debt and equity capital markets, as required.

	< 1 year	1-2 years	3-5 years
	$	$	$

Accounts payable and accrued liabilities	15,804,476	-	-
Players liability account	321,129	-	-
Lease obligation	194,558	287,753	-
Long-term debt	98,992	44,996	-
Promissory notes payable	1,340,840	-	-
Convertible debt	-	14,276,107	-

(d)	Interest rate risk

Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company is exposed to fair value risk with respect to debt which bear interest at fixed rates.

(e)	Foreign exchange rates

The Company’s exposure to the risk of changes in foreign exchange rates relates primarily to fluctuations of financial instruments related to cash, accounts and other receivables, and accounts payable denominated in Euros, as well as debt denominated in Canadian dollars.

(f)	Fair value hierarchy

The following tables combine information about:

●	classes of financial instruments based on their nature and characteristics;
●	the carrying amounts of financial instruments;
●	fair values of financial instruments (except financial instruments when carrying amount approximates their fair value); and
●	fair value hierarchy levels of financial assets and financial liabilities for which fair value was disclosed.

Fair value hierarchy levels 1 to 3 are based on the degree to which the fair value is observable.

Engine Media Holdings, Inc.

(formerly Torque Esports Corp.)

Notes to the Interim Condensed Consolidated Financial Statements

For the three and six months ended February 28, 2021 (Unaudited)

(Expressed in United States Dollars)

26.	Financial instruments and risk management (cont’d)

(f)	Fair value hierarchy (cont’d)

As of February 28, 2021:

Carrying value at February 28, 2021	FVTPL - mandatorily measured	FVOCI - mandatorily measured	FVOCI - designated	Amortized cost
	$	$	$	$

Financial assets:
Cash and cash equivalents	-	-	-	22,761,881
Restricted cash	-	-	-	321,129
Accounts and other receivables	-	-	-	5,026,111
Government remittances	-	-	-	953,844
Publisher advance	-	-	-	4,858,645
	-	-	-	33,921,610

Carrying value at February 28, 2021	FVTPL - mandatorily measured	FVTPL - designated	Amortized cost
	$	$	$

Financial liabilities:
Accounts payable and accrued liabilities	-	-	15,804,476
Players liability account	-	-	321,129
Line of credit	-	-	-
Long-term debt	-	-	143,988
Promissory notes payable	-	-	1,340,840
Deferred purchase consideration	-	-	-
Convertible debt	-	14,276,107	-
	-	14,276,107	17,610,433

As of August 31, 2020:

Carrying value at August 31, 2020	FVTPL - mandatorily measured	FVOCI - mandatorily measured	FVOCI - designated	Amortized cost
	$	$	$	$

Financial assets:
Cash and cash equivalents	-	-	-	5,243,278
Restricted cash	-	-	-	388,587
Accounts and other receivables	-	-	-	3,845,890
Government remittances	-	-	-	1,125,912
Publisher advance	-	-	-	-
	-	-	-	10,603,667

Engine Media Holdings, Inc.

(formerly Torque Esports Corp.)

Notes to the Interim Condensed Consolidated Financial Statements

For the three and six months ended February 28, 2021 (Unaudited)

(Expressed in United States Dollars)

26.	Financial instruments and risk management (cont’d)

(f)	Fair value hierarchy (cont’d)

Carrying value at August 31, 2020	FVTPL - mandatorily measured	FVTPL - designated	Amortized cost
	$	$	$

Financial liabilities:
Accounts payable and accrued liabilities	-	-	17,144,346
Players liability account	-	-	388,587
Line of credit	-	-	4,919,507
Long-term debt	-	-	230,932
Promissory notes payable	-	-	3,818,920
Deferred purchase consideration	-	-	333,503
Convertible debt	-	10,793,459	-
	-	10,793,459	26,835,795

A summary of instruments, with their classification in the fair value hierarchy is as follows:

	Level 1	Level 2	Level 3	Fair value as at February 28, 2021
	$	$	$	$

Convertible debt	-	-	14,276,107	14,276,107
	-	-	14,276,107	14,276,107

	Level 1	Level 2	Level 3	Fair value as at August 31, 2020
	$	$	$	$

Convertible debt	-	-	10,793,459	10,793,459
	-	-	10,793,459	10,793,459

Engine Media Holdings, Inc.

(formerly Torque Esports Corp.)

Notes to the Interim Condensed Consolidated Financial Statements

For the three and six months ended February 28, 2021 (Unaudited)

(Expressed in United States Dollars)

26.	Financial instruments and risk management (cont’d)

(f)	Fair value hierarchy (cont’d)

The following table gives information about how the fair values of these financial assets and financial liabilities are determined (in particular, the valuation technique and key inputs used).

Financial assets / financial liabilities	Valuation technique	Key Inputs	Relationship and sensitivity of unobservable inputs to fair value
Convertible debt	The fair value of the convertible debentures as of February 28, 2021 has been calculated using a binomial lattice methodology.

Key observable inputs

Share price CAD$14.15 (USD $11.14)

Risk-free interest rate (0.11% to 0.30%)

Dividend yield (0%)

Key unobservable inputs

Credit spread (7.33% to 8.46%)

Discount for lack of marketability (0% to 10%)

The estimated fair value would increase (decrease) if:

The share price was higher (lower)

The risk-free interest rate was higher (lower)

The dividend yield was lower (higher)

The credit spread was lower (higher)

The discount for lack of marketability was lower (higher)

Convertible debt	The fair value of the convertible debentures as of August 31, 2020 has been calculated using a binomial lattice methodology.	Key observable inputs Share price (USD $8.92) Risk-free interest rate (0.14%) Dividend yield (0%) Key unobservable inputs Credit spread (18.35%) Discount for lack of marketability (47%)

The estimated fair value would increase (decrease) if:

The share price was higher (lower)

The risk-free interest rate was higher (lower)

The dividend yield was lower (higher)

The credit spread was lower (higher)

The discount for lack of marketability was lower (higher)

There has been no change to the valuation technique during the year. There were no transfers between Levels 1, 2 and 3 during the three and six months ended February 28, 2021 and February 29, 2020.

27.	Subsequent events

The Company has evaluated subsequent events from the balance sheet date through June 9, 2021, the date at which the unaudited interim condensed consolidated financial statements were available to be issued, and determined there were no additional items to be disclosed except for the transactions described below.

On March 25, 2021, the Company filed a final short form base shelf prospectus and a corresponding shelf registration statement on Form F-10 with the U.S. Securities and Exchange Commission. The prospectus and registration statement allows the Company to offer up to $150 million of common shares, preference shares, warrants, subscription receipts, debt securities, units, or any combination thereof during the 25-month period that the shelf prospectus is effective. The specific terms of any offering of securities, including the use of proceeds from any offering, will be set forth in a shelf prospectus supplement.

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